Exhibit 99.1

Amicus Therapeutics Announces

Second Quarter 2012 Financial Results & Corporate Updates

FDA to Consider Both Six-Month and 12-Month Efficacy and Safety Endpoints in Migalastat HCl Phase 3 Monotherapy Study 011 - Data Expected 4Q12

Chaperone-Enzyme Replacement Therapy (ERT) Combination Platform Advancing

Expects to End FY 2012 with at Least $90 Million Cash

CRANBURY, NJ, US, August 7, 2012 — Amicus Therapeutics (Nasdaq: FOLD), a biopharmaceutical company at the forefront of developing therapies for rare and orphan diseases, today announced financial results for the second quarter ended June 30, 2012. The Company also summarized recent and upcoming milestones and reiterated full-year 2012 operating expense guidance.

Key Highlights and Upcoming Milestones

•                  Primary six-month treatment period completed in Phase 3 Study 011 of migalastat HCl monotherapy for Fabry disease. 100% conversion of patients who completed the six-month primary treatment period into six-month open-label follow-up period (63 of 63 patients).

•                  Based on encouraging Type C guidance from the U.S. Food and Drug Administration (FDA) regarding planned new drug application (NDA) submission for migalastat HCl, Amicus and GSK intend to unblind Study 011 and release data in 4Q12 to allow for last patient to complete six-month follow-up period of the study and preserve the integrity and availability of the clinical data.

•                  Amicus and Glaxo Group Limited (GSK) expanded Fabry collaboration for development of migalastat HCl co-formulated with proprietary ERT - advancing preclinical studies

•                  Phase 2 Study 013 for Fabry disease ongoing in subjects receiving migalastat HCl 450 mg co-administered with enzyme replacement therapy (Fabrazyme® or Replagal®). Results expected to be presented at Fall 2012 scientific congress.

•                  Phase 2 Study 010 for Pompe disease demonstrated positive preliminary results in first two dose cohorts of AT2220 co-administered with ERT. Cohort 3 fully enrolled and reviewed by data safety monitoring board (DSMB), Cohort 4 now enrolling. Additional results to be presented at Fall 2012 scientific congress.

John F. Crowley, Chairman and Chief Executive Officer of Amicus stated, “During the second quarter we made excellent progress across all of our programs. In particular, we are very pleased with the interactions with FDA regarding our Phase 3 Fabry monotherapy Study 011. We believe that the FDA’s indication that it will consider efficacy as well as safety data at both six- and 12-month periods in this study further increases the likelihood of a successful outcome in this clinical program. The achievements in our Fabry program are also an added testament to the strong working collaboration between Amicus and GSK. We look forward to a continued busy and positive second half of 2012.”

Second Quarter 2012 Financial Highlights (3 Months Ended June 30, 2012)

•                  Total revenue of $10.6 million compared to $4.0 million in 2Q11 on higher research, collaboration and milestone revenue.

•                  Research revenue of $5.5 million compared to $2.4 million in 2Q11. Research revenue reflects reimbursement received from GlaxoSmithKline (GSK) for shared development costs for migalastat HCl for Fabry disease. Amicus and GSK funded 25% and 75%, respectively, of these global development costs in 2Q12.

•                  Collaboration and milestone revenue of $5.2 million compared to collaboration revenue of $1.7 million in 2Q11. This amount includes the recognized portion of the $33.2 million upfront cash payment received from GSK upon entering the Fabry collaboration; as well as a $3.5 million clinical development milestone payment earned during 2Q12.

•                  Total operating expenses of $20.0 million compared to $18.8 million in 2Q11 on higher research and development expenses.

•                  Net loss attributable to common stockholders of $9.3 million, or $0.20 per share, compared to a net loss of $12.6 million, or $0.37 per share, in 2Q11.

Financial Guidance

Cash, cash equivalents, and marketable securities totaled $95.8 million at June 30, 2012 compared to $108.2 million at March 31, 2012 and $56.0 million at December 31, 2011. Amicus expects to end 2012 with at least $90 million in cash, cash equivalents and marketable securities which is expected to fund its current operating plan beyond 2013. This projection includes the receipt of the $18.6 million equity investment from GSK and the $3.5 million cash milestone payment from GSK in the third quarter 2012, and quarterly reimbursement from GSK for shared development costs for migalastat HCl.

Amicus expects full-year 2012 operating expenses within the higher end of the previously disclosed guidance range of $37 million to $43 million, net of anticipated cost sharing under the expanded Fabry disease collaboration with GSK. Amicus and GSK are funding 25% and 75% of the development costs, respectively, for migalastat HCl monotherapy and co-administration for full-year 2012. During the second half of 2012, Amicus and GSK will be responsible for 40% and 60% of the preclinical development costs, respectively, for the co-formulated chaperone-ERT product. Amicus will be responsible for all U.S. commercial activities for migalastat HCl upon approval, including pricing, marketing, patient access and reimbursement.

Program Updates

Chaperone Monotherapy and Chaperone-ERT Combinations for Fabry Disease

Migalastat HCl Monotherapy

Migalastat HCl monotherapy is in Phase 3 development for Fabry disease in patients with genetic mutations that are amenable to chaperone monotherapy. Amicus and GSK are currently conducting Phase 3 global registration studies (Study 011 and Study 012) of migalastat HCl monotherapy.

Study 011 is a randomized, placebo-controlled study with a six-month, double-blind primary treatment period and a six-month, open-label follow-up period. The primary endpoint is interstitial capillary globotriaosylceramide (GL-3) as measured in kidney biopsy. The six-month primary treatment period was completed in a total of 63 patients during the second quarter 2012. These patients received kidney biopsies at baseline and month six. All 63 of these patients are continuing in the six-month follow-up period, and all of these patients are expected to have 12-month kidney biopsies by year-end 2012.

Amicus and GSK have recently engaged in encouraging interactions with the FDA regarding the planned NDA for migalastat HCl. The agency indicated it would consider safety and efficacy data from both the six- and 12-month kidney biopsies to support conditional approval under subpart H. In order to preserve the integrity and availability of clinical data for the open-label follow-up period, Amicus and GSK have jointly determined that the unblinding and analysis of the data from the primary six-month treatment arm will not occur prior to the fourth quarter 2012. Both companies remain blinded to the results at this time.

Study 012 is a randomized, open-label, Phase 3 study targeting approximately 50 total patients (30 to switch to migalastat HCl and 20 to remain on ERT). Final enrollment continues to be expected by year-end 2012.

Patients also continue to receive migalastat HCl monotherapy in Phase 2 and Phase 3 extension studies. As of July 31, 2012, 38 of 40 patients who have completed the treatment and follow-up periods in Study 011 are currently enrolled in a Phase 3 extension study. An additional 17 subjects continue in the ongoing Phase 2 extension study and have been receiving migalastat HCl for up to six years.

Migalastat HCl Co-Administered with ERT

When co-administered with ERT, migalastat HCl is designed to bind to and stabilize the infused enzyme, independent of alpha-Gal A mutation type. An open-label Phase 2 study (Study 013) is currently underway to investigate the effects of a single oral dose of migalastat HCl (150 mg or 450 mg) co-administered prior to ERT (Fabrazyme or Replagal) in males with Fabry disease. Results are expected to be presented at a Fall 2012 scientific congress.

Migalastat HCl Co-Formulated with Preclinical Proprietary ERT

Under the expanded Fabry collaboration, Amicus and GSK in collaboration with JCR Pharmaceutical Co., Ltd. are developing migalastat HCl co-formulated with a proprietary recombinant human alpha-Gal A enzyme (JR-051). This co-formulated chaperone-ERT product has been evaluated in preclinical studies and has the potential to enter the clinic in 2013.

Chaperone-ERT Combinations Programs for Additional Lysosomal Storage Diseases

Amicus and GSK are co-developing all formulations of migalastat HCl for Fabry disease. Outside the GSK collaboration, Amicus owns exclusive rights to the rest of its pipeline and applications of its platform technology.

Preclinical chaperone-ERT co-administration studies in animal models of Fabry, Pompe and Gaucher have shown that a pharmacological chaperone can selectively bind to and stabilize the enzyme, prevent deactivation in the circulation, and increase uptake of active enzyme into key tissues of disease. In published studies in Fabry(1) and Pompe(2) animal models, chaperone-ERT co-administration has also led to greater substrate reduction compared to ERT alone.

Pompe Disease: AT2220-ERT Co-Administration

During the second quarter the Company announced positive preliminary results from the two lowest dose cohorts in a Phase 2 open-label study (Study 010) to investigate four ascending dose cohorts of the pharmacological chaperone AT2220 co-administered with ERT for Pompe disease. Additional results are anticipated at a Fall 2012 scientific congress.

In parallel with Study 010, Amicus is conducting in vitro studies using Antitope Ltd.’s EpiScreen™ assay to evaluate the immunogenicity of the Pompe ERT alglucosidase alfa, with and without AT2220. Results from these studies may help guide further investigation of the effects of AT2220 on immune response to ERT in future clinical studies.

Gaucher Disease: Preclinical Chaperone-ERT Combinations

In Gaucher disease, Amicus is continuing preclinical studies to evaluate two pharmacological chaperones, AT2101 (afegostat tartrate) and AT3375, in combination with ERT (beta-glucosidase). Both of these chaperones target the glucocerobrosidase (GCase) enzyme. Inherited genetic mutations in the GBA1 gene, which encodes for the GCase enzyme, are the cause of Gaucher disease.

Parkinson’s Disease in Gaucher Carriers: Preclinical Chaperone Monotherapy

Over the last decade, GBA1 mutations have been identified as the most common genetic risk factor for Parkinson’s. By targeting GCase in the brain, AT3375 could potentially treat Gaucher, Parkinson’s disease in Gaucher carriers, and possibly the general Parkinson’s population. By year-end 2012, Amicus expects to complete additional preclinical and IND-enabling studies of AT3375, which are supported in part by a grant from the Michael J. Fox Foundation.

(1)         Benjamin E, Khanna R, Schilling A, Flanagan J, Pellegrino L, Brignol N, Lun Y, Guillen D, Ranes B, Frascella M,Soska R, Feng J, Dungan L, Khanna R, Young B, Lockhart D, Valenzano K, Molecular Therapy: April 2012, Vol. 20, No. 4, pp. 717—726

(2)         Khanna R, Flanagan JJ, Feng J, Soska R, Frascella M, et al. PLoS ONE (2012) 7(7): e40776. doi:10.1371/journal.pone.0040776

Conference Call and Webcast

Amicus Therapeutics will host a conference call and audio/visual webcast today, August 7, 2012 at 5:00 p.m. ET to review financial results and provide a corporate update. Interested participants and investors may access the conference call at 5:00 p.m. ET by dialing 877-303-5859 (U.S./Canada) or 678-224-7784 (international).

An audio/visual webcast can also be accessed via the Investors section of the Amicus Therapeutics corporate web site at http://www.amicusrx.com, and will be archived for 30 days. Web participants are encouraged to go to the Web site 15 minutes prior to the start of the call to register, download and install any necessary software.

The slide presentation for today’s conference call and webcast is also available in the Investors section of the Amicus Therapeutics corporate web site at http://www.amicusrx.com.

A telephonic replay of the call will be available for seven days beginning at 8:00 p.m. ET today. Access numbers for this replay are 855-859-2056 (U.S./Canada) and 404-537-3406 (international); participant code 16856524.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq:FOLD) is a biopharmaceutical company at the forefront of developing therapies for rare diseases. The Company is developing orally-administered, small molecule drugs called pharmacological chaperones, a novel, first-in-class approach to treating a broad range of human genetic diseases. Amicus’ late-stage programs for lysosomal storage disorders include migalastat HCl monotherapy in Phase 3 for Fabry disease; migalastat HCl co-administered with enzyme replacement therapy (ERT) in Phase 2 for Fabry disease; and AT2220 co-administered with ERT in Phase 2 for Pompe disease.

About Fabry Disease

Fabry disease is an inherited lysosomal storage disease that is currently estimated to affect approximately 5,000 to 10,000 people worldwide. Fabry Disease is caused by deficiency of an enzyme called alpha-galactosidase A (alpha-Gal A). The role of alpha-Gal A within the body is to break down a complex lipid called globotriaosylceramide (GL-3). Reduced or absent levels of alpha-Gal A activity leads to the accumulation of GL-3 in the affected tissues, including the central nervous system, heart, kidneys, and skin. This accumulation of GL-3 is believed to cause the various symptoms of Fabry disease, including pain, kidney failure, and increased risk of heart disorders and stroke.

About Pompe Disease

Pompe disease is a lysosomal storage disease characterized by progressive skeletal muscle weakness and respiratory insufficiency. It is caused by a deficiency in lysosomal alpha-glucosidase (GAA) activity, which leads to accumulation of glycogen in tissues affected by the disease (primarily muscle). Pompe disease affects an estimated 5,000 to 10,000 individuals worldwide and is clinically heterogeneous in the age of onset, the extent of organ involvement, and the rate of progression.

Forward-Looking Statements

This press release contains, and the accompanying conference call will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products, and the projected cash position for the Company. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CONTACTS:

Investors/Media:

Sara Pellegrino

spellegrino@amicusrx.com

(609) 662-5044

Table 1

Amicus Therapeutics, Inc.

(a development stage company)

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

					Period from
					February 4, 2002
					(inception)
	Three Months		Six Months		to
	Ended June 30,		Ended June 30,		June 30,
	2011	2012	2011	2012	2012
Revenue:
Research revenue	$2,380	$5,477	$6,686	$11,591	$57,493
Collaboration and milestone revenue	1,660	5,160	3,320	6,820	64,382
Total revenue	4,040	10,637	10,006	18,411	121,875

Operating Expenses:
Research and development	11,618	13,723	22,743	27,727	293,347
General and administrative	6,720	5,819	11,122	9,914	123,163
Restructuring charges	—	—	—	—	1,522
Impairment of leasehold improvements	—	—	—	—	1,030
Depreciation and amortization	426	442	864	862	10,925
In-process research and development	—	—	—	—	418
Total operating expenses	18,764	19,984	34,729	38,503	430,405
Loss from operations	(14,724)	(9,347)	(24,723)	(20,092)	(308,530)
Other income (expenses):
Interest income	46	116	105	143	14,216
Interest expense	(41)	(15)	(89)	(58)	(2,391)
Change in fair value of warrant liability	2,078	(118)	(1,354)	(2,494)	(1,594)
Other income	—	21	70	21	252
Loss before tax benefit	(12,641)	(9,343)	(25,991)	(22,480)	(298,047)
Benefit from income taxes	—	—	—	—	5,463
Net loss	(12,641)	(9,343)	(25,991)	(22,480)	(292,584)
Deemed dividend	—	—	—	—	(19,424)
Preferred stock accretion	—	—	—	—	(802)
Net loss attributable to common stockholders	$(12,641)	$(9,343)	$(25,991)	$(22,480)	$(312,810)
Net loss attributable to common stockholders per common share — basic and diluted	$(0.37)	$(0.20)	$(0.75)	$(0.53)

Weighted-average common shares outstanding — basic and diluted	34,530,693	46,870,067	34,514,947	42,103,642